UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 30, 2004

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa Florida	33602
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01: Entry into a Material Definitive Agreement

On September 30, 2004, TECO Energy, Inc. (the company) entered into an unsecured bridge loan facility with JPMorgan Chase Bank and Merrill Lynch Bank USA under which the company may borrow up to $140 million at an interest rate equal to either the London interbank deposit rate plus 2.5% or prime rate plus 1.5% (or the federal funds rate plus 2.0%, if higher). Any loan amount is to be used solely to fund the purchase of the trust preferred securities the company may seek to purchase in the October 2004 remarketing of the TECO Capital Trust II trust preferred securities. The terms of the borrowings are similar to the terms in our $200 million revolving bank credit facility dated as of June 30, 2004, but, unlike that credit facility, is not secured. These similar terms include: a covenant that at the end of each quarter the ratio of debt to earnings before interest, taxes, depreciation and amortization (EBITDA), as defined in the agreement, may not exceed 5.25 times and that EBITDA to interest coverage ratio, as defined in the agreement, may not be less than 2.25 times; certain limitations on the ability to sell core assets and limitations on the ability of TECO Energy and certain of its subsidiaries, excluding Tampa Electric Company, to issue additional indebtedness in excess of $100 million, unless the indebtedness refinances currently outstanding indebtedness or meets certain other conditions; and a covenant that, in the event the aggregate quarterly dividend payments on TECO Energy common stock were to equal or exceed $50 million, TECO Energy would not be able to declare or pay cash dividends on the common stock or make certain other distributions unless it had previously delivered liquidity projections satisfactory to the administrative agent under the loan agreement demonstrating that TECO Energy will have sufficient cash to pay such dividends and distributions and the three succeeding quarterly dividends.

The company expects to repay any loan under this facility out of the proceeds of the settlement of the related purchase contracts that are a part of the company’s equity security units. The purchase contracts are scheduled to settle on January 18, 2005, and the loan matures on January 20, 2005 subject to the company’s right to extend the maturity until February 22, 2005. The company has agreed with the lenders that if the loan is not repaid at maturity, the company will issue debt or equity securities the proceeds of which will be sufficient to repay the unpaid balance of the loan.

The lenders are affiliates of the remarketing agents for the remarketing of the trust preferred securities. In addition, these lenders and their affiliates have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the company and its subsidiaries, including the company’s $200 million credit facility, and serving as co-lead dealer managers with respect to the early settlement offer for normal units completed in August 2004. The lenders have received, and may in the future receive, customary compensation from the company and its subsidiaries for such services.

The loan agreement is filed as Exhibit 4.1 hereto and incorporated herein by reference.

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Section 2 – Financial Information

Item 2.03: Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

The information in Item 1.01 is hereby incorporated by reference.

Section 8 – Other Events

Item 8.01: Other Events

In connection with the previously disclosed SEC informal inquiry resulting from a letter from the non-equity member in the Commonwealth Chesapeake Project raising issues related to the arbitration proceeding involving that project, the SEC has requested additional information primarily relating to the allegations made in the previously disclosed securities class action lawsuits, including information regarding the related TECO Energy merchant power projects in which Enron Corp. and Panda Energy International had involvement.

Section 9 – Financial Statements and Exhibits

Item 9.01: Financial Statements and Exhibits

(c)	Exhibits

4.1	Loan Agreement dated as of September 30, 2004, among TECO Energy, Inc., the Lenders and JPMorgan Chase Bank, as Administrative Agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2004	TECO ENERGY, INC.
(Registrant)

/s/ G. L. GILLETTE
G. L. GILLETTE
Executive Vice President
and Chief Financial Officer (Principal Financial Officer)

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EXHIBIT INDEX

Exhibit No.	Description of Exhibits
4.1	Loan Agreement dated as of September 30, 2004, among TECO Energy, Inc., the Lenders and JPMorgan Chase Bank, as Administrative Agent.

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